Exhibit 4.1

FOURTH AMENDED AND RESTATED DECLARATION OF TRUST

OF

METAURUS EQUITY COMPONENT TRUST

WHEREAS, THIS FOURTH AMENDED AND RESTATED TRUST AGREEMENT is made and entered into as of January 12, 2018, by METAURUS ADVISORS LLC, a Delaware limited liability company, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee, for the purpose of continuing a Delaware statutory trust in accordance with the provisions hereinafter set forth;

WHEREAS, Metaurus Advisors LLC and Wilmington Trust, National Association have heretofore created a Delaware statutory trust pursuant to the Delaware Trust Statute (as hereinafter defined) by entering into that certain Third Amended and Restated Declaration of Trust, dated as of June 9, 2017 (the “Prior Trust Agreement”), and by executing and filing with the Secretary of State of the State of Delaware the Certificate of Trust; and

WHEREAS, the parties hereto desire to amend and restate the Prior Trust Agreement in its entirety and to provide for the matters set forth herein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party, hereby amends and restates the Prior Trust Agreement in its entirety and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1. DEFINITIONS. Whenever used herein, unless otherwise defined or required by the context or specifically provided:

“2015 PATH Act” means the Protecting Americans from Tax Hikes Act of 2015.

“Adjusted Capital Account” means with respect to any Shareholder, such Shareholder’s Capital Account as of the end of the relevant fiscal year or other applicable period after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Shareholder is obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore to the Trust pursuant to the second to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Shareholder in respect of a Share shall be the amount that such Adjusted Capital Account would be if such Share were the only interest in the Trust held by such Shareholder from and after the date on which such Share was first issued.

“Administrator” means any Person from time to time engaged to provide administrative services to the Trust pursuant to authority granted by the Sponsor or the Trust.

“Affiliate” An “Affiliate” of a “Person” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any officer, director, manager or principal of such Person, or (v) if such Person is an officer, director, manager or principal, any Person for which such Person acts in any such capacity.

“Authorized Participant” means a Person that has entered into an Authorized Participant Agreement which, at the relevant time, is in full force and effect.

“Authorized Participant Agreement” means an agreement among the Trust with respect to a Fund, the Sponsor and an Authorized Participant, which may be amended or supplemented from time to time in accordance with its terms.

“Authorized Participant Handbook” shall have the meaning assigned to “AP Handbook” in the Authorized Participant Agreement.

“Beneficial Owners” means owners of beneficial interests in Shares.

“Business Day” means any day other than a day when the NYSE Arca, Inc., or, if the Shares of any Fund shall cease to be listed on NYSE Arca and are listed on one or more other exchanges, the exchange on which the Shares of such Fund are principally traded, as determined by the Sponsor, is closed for regular trading.

“Capital Account” means the capital account maintained for a Shareholder. The “Capital Account” of a Shareholder in respect of a Share shall be the amount that such Capital Account would be if such Share were the only interest in the Trust held by such Shareholder from and after the date on which such Share was first issued.

“Capital Contributions” means the amounts of cash or other consideration contributed and agreed to be contributed to the Trust by any Person.

“CEA” means the U.S. Commodity Exchange Act, as amended.

“Certificate of Trust” means the Certificate of Trust of the Trust in the form filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Trust Statute as amended or restated from time to time.

“Class” shall have the meaning set forth in Article IV Section 1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commodity Pool Operator” means the Sponsor and/or any other Person engaged by the Sponsor or the Trust who, in connection therewith, solicits, accepts, or receives monies or in-kind contributions for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market for the benefit of the Trust.

“Commodity Trading Advisor” means the Sponsor and/or any other Person from time to time who engages in commodity trading and related activities for the benefit of the Trust pursuant to authority granted by the Sponsor or the Trust.

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

“Covered Person” means the Trustee, the Sponsor and their respective Affiliates and their respective directors, officers, principals, representatives, partners, manager, agents, employees and members.

“Creation Unit” means the minimum number of Shares of a Fund that may be created at any one time, which shall be 50,000 or such greater or lesser number as the Sponsor may determine from time to time for each Fund.

“Creation Unit Capital Contribution” of a Fund means a Capital Contribution made by an Authorized Participant when purchasing a Creation Unit.

“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time to time.

“Depreciation” means, for each fiscal year of the Trust or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Sponsor.

“Depository” means The Depository Trust Company, New York, New York, or such other depository of Shares as may be selected by the Sponsor as specified herein.

“Distributor” means any Person from time to time engaged to provide distribution services or related services to the Trust pursuant to authority granted by the Sponsor or the Trust.

“DTC Participant” a participant of the Depository Trust Company.

“Exchange” means NYSE Arca or, if the Shares of any Fund shall cease to be listed on NYSE Arca and are listed on one or more other exchanges, the exchange on which the Shares of such Fund are principally traded, as determined by the Sponsor.

“Fund” means an established and designated Series of Shares of the Trust.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Shareholder to the Trust shall be the gross fair market value of such asset as determined by the Sponsor.

(b) The Gross Asset Values of all Trust assets shall be adjusted to equal their respective gross fair market values, as determined by the Sponsor using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional interest in the Trust by a new or existing Shareholder in exchange for more than a de minimis Capital Contribution, if the Sponsor reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders in the Trust;

(ii) the distribution by the Trust to a Shareholder of more than a de minimis amount of property as consideration for an interest in the Trust, if the Sponsor reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders in the Trust;

(iii) the liquidation of the Trust within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) at such other times as the Sponsor shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Trust asset distributed to a Shareholder shall be the gross fair market value of such asset on the date of distribution.

(d) The Gross Asset Values of Trust assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Sponsor reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e) If the Gross Asset Value of a Trust asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Internal Revenue Service” or “IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Liquidation Date” means the date on which an event giving rise to the dissolution of the Trust occurs.

“Net Asset Value of a Fund” at any time means the total assets of a Fund including, but not limited to, all cash and cash equivalents or other debt securities less total expenses and liabilities of such Fund, determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting.

“Net Asset Value per Creation Unit of a Fund” means the product obtained by multiplying the Net Asset Value per Share of a Fund by the number of Shares comprising a Creation Unit at such time.

“Net Asset Value per Share of a Fund” means the Net Asset Value of a Fund divided by the number of Shares of the Fund outstanding on the date of calculation.

“Net Income” and “Net Loss” mean for each fiscal year or other applicable period, an amount equal to the Trust’s taxable income or loss for such fiscal year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Trust that is exempt from federal income tax or excluded from federal gross income and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Trust described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Trust asset is adjusted pursuant to any provision of this Agreement in accordance with the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Loss;

(d) Gain or loss resulting from any disposition of any Trust asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other applicable period, computed in accordance with the definition of Depreciation; and

(f) Notwithstanding any other provision of this definition, any items which are allocated pursuant to Article IV, Section 8(c) shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning given in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a fiscal year or other applicable period equals the net increase, if any, in the amount of Trust Minimum Gain during such fiscal year or period reduced by any distributions during such fiscal year or period of proceeds of a Nonrecourse Liability that are allocable to an increase in Trust Minimum Gain, determined according to the provisions of Treasury Regulations Sections 1.704-2(c) and 1.704-2(h).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“NYSE Arca” means NYSE Arca, Inc.

“Outstanding” means, with respect to Shares or any class of Shares, all Shares of that class that are issued by the Trust and reflected as outstanding on the Trust’s books and records as of the date of determination.

“Partnership Representative” means the partnership representative of the Trust within the meaning of Section 6223 of the Code, as amended by the Bipartisan Budget Act of 2015.

“Percentage Interest” means, as of any date of determination, as to any Shares, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (x) the number of such Shares by (y) the total number of all Outstanding Shares.

“Person” means any natural person, partnership, limited liability company, trust (including a statutory trust), corporation, association, or other entity.

“Prospectus” means the final prospectus and disclosure document of the Trust, constituting a part of a Registration Statement, as filed with the SEC and declared effective thereby, as the same may at any time and from time to time be amended or supplemented.

“Redemption Distribution” means the cash or other assets to the extent permitted in the Registration Statement or an Authorized Participant Agreement, to be delivered in satisfaction of a redemption of a Redemption Unit as specified in Article IX Section 1.

“Redemption Order” means an order to redeem a Creation Unit.

“Redemption Unit” means the minimum number of Shares of a Fund that may be redeemed, which shall be the number of Shares of such Fund constituting a Creation Unit on the relevant Redemption Order Date.

“Registration Statement” means a registration statement on Form S-1, as it may be amended or supplemented from time to time, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to which the Trust registered the Shares.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Article IV Section 8(c).

“Series” means a series of Shares established pursuant to the terms of this Trust Agreement.

“Shareholders” means the registered holders of Shares of a Fund.

“Shareholder Minimum Gain” means an amount, with respect to each Shareholder Nonrecourse Debt, that would result if such Shareholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Shareholder Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Shareholder Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treasury Regulations Section 1.704-2(i)(2). The amount of Shareholder Nonrecourse Deductions with respect to a Shareholder Nonrecourse Debt for a fiscal year or other applicable period equals the net increase, if any, in the amount of Shareholder Minimum Gain during such fiscal year or other applicable period attributable to such Shareholder Nonrecourse Debt, reduced by any distributions during that fiscal year or other applicable period to the Shareholder that bears the economic risk of loss for such Shareholder Nonrecourse Debt to the extent that such distributions are from the proceeds of such Shareholder Nonrecourse Debt and are allocable to an increase in Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined according to the provisions of Treasury Regulations Sections 1.704-2(h) and 1.704-2(i).

“Shares” means the equal proportionate units of undivided beneficial interest in a Fund and may include fractions of Shares.

“Sponsor” means Metaurus Advisors LLC, or any substitute or designee of the then Sponsor therefor as provided herein, or any successor thereto by merger or operation of law. Sponsor shall also mean any person directly or indirectly instrumental in organizing each Fund or any person who will manage or participate in the management of each Fund and any other person who regularly performs or selects the persons who perform services for the Funds. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services rendered in connection with the offering of the Shares. The term “Sponsor” shall be deemed to include its Affiliates.

“Sponsor Agreement” means an agreement between the Trust and the Sponsor setting forth, among other things, the Sponsor’s compensation and reimbursement agreements, as it may be amended or supplemented from time to time in accordance with its terms.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

“Transaction Fee” shall mean a non-refundable transaction fee to be payable by an Authorized Participant to the Administrator and/or Fund in connection with each purchase of a Creation Unit by an Authorized Participant, which may be adjusted as described in the Prospectus.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust” means Metaurus Equity Component Trust, the Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.

“Trust Agreement” means this Fourth Amended and Restated Declaration of Trust as the same may at any time or from time to time be amended.

“Trustee” means Wilmington Trust, National Association or any successor thereto as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

“Trust Estate” means, with respect to a Fund, all property and cash held by such Fund, and all proceeds therefrom.

“Trust Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

ARTICLE II

PURPOSE OF TRUST AND OFFICES

Section 1. NAME. The Trust shall be known as “Metaurus Equity Component Trust” and the Sponsor shall conduct the business of the Trust under that name or any other name as it may from time to time determine provided that the Sponsor may, without Shareholder approval, change the name of the Trust or any Series or Class (as defined in Article IV Section 1) of Shares thereof that may be established from time to time. Any name change of the Trust shall become effective upon the filing of a properly executed certificate of amendment or a restated certificate pursuant to Section 3810 of the Delaware Trust Statute.

Section 2. BUSINESS OFFICES. The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee and the Shareholders. Initially, the principal office of the Trust shall be at Metaurus Equity Component Trust, c/o Metaurus Advisors LLC, 589 Fifth Avenue, Suite 808, New York, NY, 10017. The principal office of the Trustee shall be at the Corporate Trust Office.

Section 3. DECLARATION OF TRUST. The Trust hereby acknowledges that the Trust has received the sum of $1,000 for each Fund in bank accounts in the name of each Fund controlled by the Sponsor from the Sponsor, and hereby declares that it shall hold such sum in trust, upon and subject to the conditions set forth herein for the use and benefit of the Shareholders of each Fund. It is the intention of the parties hereto that the Trust shall continue to be a statutory trust organized in Series, or Funds, under the Delaware Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust. Nothing in this Trust Agreement shall be construed to make the Shareholders partners or members of a joint stock association. The Sponsor shall not be liable to any person for the failure of the Trust or any Fund to qualify as a publicly traded partnership under the Code or any comparable provision of the laws of any State or other jurisdiction where such treatment is sought. The Trustee has filed the certificate of trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute.

Section 4. PURPOSES AND POWERS. The purposes of the Trust and each Fund shall be to (a) directly or indirectly trade, buy, sell, spread or otherwise acquire, hold, dispose and redeem futures contracts or options on futures contracts or other derivative instruments which provide exposure to each Fund’s underlying index; (b) buy or sell cash equivalents or other short term fixed instruments including U.S. Treasury securities (c) engage in any other transaction designed to facilitate the Trust’s ability to track its underlying index; (d) enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing purposes; or (e) engage in any other lawful business activity for which a Delaware statutory trust may be organized.

Section 5. TAX TREATMENT.

(a) By accepting Shares or interests therein, the Shareholders and/or Beneficial Owners each (i) expresses its intention that the Shares of each Fund will qualify under applicable tax law as interests in a publicly traded partnership (not taxable as a corporation) which holds the Trust Estate of each Fund for their benefit, (ii) agrees that it will file its own federal, state and local income, franchise and other tax returns in a manner that is consistent with such treatment of each Fund in which each of the Shareholders thereof is a beneficiary and (iii) agrees to use reasonable efforts to notify the Sponsor promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Shares of each Fund with respect to the treatment of the Shares of such Fund as anything other than interests in a publicly traded partnership. The Sponsor, the Trustee and each Shareholder intend that each Fund will be treated as a separate entity and a separate publicly traded partnership (not taxable as a corporation) for U.S. federal tax purposes, and all provisions in this Trust Agreement relating to capital accounts or tax matters shall be applied separately with respect to each Fund to the extent necessary to achieve such treatment.

(b) The Sponsor shall prepare or cause to be prepared and filed each Fund’s tax returns as a publicly traded partnership for federal, state and local tax purposes. Each Fund hereby indemnifies, to the full extent permitted by law, the Sponsor from and against any damages or losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out its responsibilities under this Section 5(b), provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

(c) Each Shareholder shall furnish the Sponsor with information necessary to enable the Sponsor to comply with U.S. federal income tax information reporting requirements in respect of such Shareholder’s Shares.

(d) The Trust shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Sponsor’s determination that such revocation is in the best interests of the Shareholders. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Sponsor shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Share will be deemed to be the lowest quoted closing price of the Shares on any Exchange on which such Shares are traded during the calendar month in which such transfer is deemed to occur.

(e) Except as otherwise provided herein, the Sponsor shall determine whether the Trust should make any other elections permitted by the Code.

(f) The Sponsor or its designee shall be designated as the Partnership Representative (within the meaning of Section 6223 of the Code, as amended by the Bipartisan Budget Act of 2015) and in any similar capacity under state, local or non-U.S. law, as applicable, of the Trust. The Partnership Representative is authorized and required to represent the Trust (at the Trust’s expense) in connection with all examinations of the Trust’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Trust funds for professional services and costs associated therewith. For the avoidance of doubt, the Sponsor or the Partnership Representative, as applicable, on behalf of the Trust may, in its sole discretion make an election to apply Section 6221(b), an election to apply Section 6226, or an election to file an administrative adjustment pursuant to Section 6227 of the Code, in each case as amended by the Bipartisan Budget Act of 2015, and in the case of Sections 6226 and 6227 of the Code also as amended by the 2015 PATH Act. Each Shareholder agrees to cooperate with the Partnership Representative and to (i) do or refrain from doing any or all things reasonably required by the Partnership Representative to conduct such proceedings and to (ii) indemnify and hold harmless the Trust, the Sponsor and the Partnership Representative from and against any liability with respect to such Shareholders proportionate share of any tax liability asserted. No Shareholder shall have any claim against the Trust, the Sponsor, or the Partnership Representative for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Trust in connection with a tax audit of the Trust. A Shareholder’s cooperation and indemnification obligations pursuant to this section shall survive the termination of a Shareholder’s participation in the Trust and the termination, dissolution, liquidation and winding up of the Trust.

(g) Notwithstanding any other provision of this Trust Agreement, the Sponsor is authorized to take any action that may be required to cause the Trust and other Subsidiaries of the Trust to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Trust is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Shareholder (including by reason of Section 1446 of the Code), the Sponsor may treat the amount withheld as a distribution of cash pursuant to Article IV, Section 7 or Article X, Section 1 in the amount of such withholding from such Shareholder. Any increase or decrease in withholding tax incurred by the Trust or any Subsidiary of the Trust resulting from the identity, nationality, residence or status of a Shareholder shall be allocable to and reduce the distributions of such Shareholder.

Section 6. LEGAL TITLE. Legal title to all of the Trust Estate of each Fund shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the Trust Estate to be vested otherwise, the Sponsor may cause legal title to the Trust Estate or any portion thereof to be held by or in the name of the Sponsor or any other Person (other than a Shareholder or the Trustee) as nominee.

ARTICLE III

THE SPONSOR; THE TRUSTEE

Section 1. MANAGEMENT OF THE TRUST. Pursuant to Section 3806(b)(7) of the Delaware Trust Statute, the Trust shall be managed by the Sponsor in accordance with this Trust Agreement. The Sponsor shall serve as the Trust’s and each Fund’s commodity pool operator and commodity trading advisor. The Sponsor may delegate, as provided herein, the duty and authority to manage the affairs of the Trust. The Sponsor shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, in any and all commonwealths, territories, dependencies, colonies, or possessions of the United States of America, and in any foreign jurisdiction and to do all such other things and execute all such instruments as it deems necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. The Sponsor may, in its sole discretion, agree to pay or reimburse any expenses of a Fund or the Trust, as disclosed in the Registration Statement. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power. The powers of the Sponsor may be exercised without order of or resort to any court.

Section 2. AUTHORITY OF SPONSOR. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Trust Agreement, the Sponsor shall have and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Trust, which shall include, without limitation, the following:

(a) To enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares and the conduct of Trust activities.

(b) To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Trust with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s business and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor.

(c) To deposit, withdraw, pay, retain and distribute each Trust Estate or any portion thereof in any manner consistent with the provisions of this Trust Agreement.

(d) To supervise the preparation and filing of the Registration Statement, the Prospectus and any supplements and amendments thereto.

(e) To pay or authorize the payment of distributions to the Shareholders and expenses of each Fund.

(f) To make any elections on behalf of the Trust under the Code, or any other applicable U.S. federal or state tax law as the Sponsor shall determine to be in the best interests of the Trust.

(g) In the sole discretion of the Sponsor, to admit an Affiliate or Affiliates of the Sponsor as additional Sponsors.

(h) To adopt disclosure and financial reporting information gathering and control policies and procedures.

(i) To make any necessary determination or decision in connection with the preparation of the Trust’s financial statements and amendments thereto, and the Prospectus.

(j) To prepare, file and distribute, if applicable, any periodic reports or updates that may be required under the Securities Exchange Act of 1934, the CEA, or the rules and regulations thereunder.

(k) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions.

(l) Appoint and remove independent public accountants to audit the accounts of the Trust.

(m) Employ attorneys to represent the Trust.

(n) Adopt, implement or amend, from time to time, such disclosure and financial reporting information gathering and control policies and procedures as are necessary or desirable to ensure compliance with applicable disclosure and financial reporting obligations under any applicable securities laws.

(o) Enter into a Distribution Agreement with the Distributor and discharge the duties and responsibilities of the Trust and the Sponsor thereunder.

(p) For each Fund, enter into an Authorized Participant Agreement with each Authorized Participant and discharge the duties and responsibilities of the Fund and the Sponsor thereunder.

(q) For each Fund, in connection with purchase of a Creation Unit, receive Creation Unit Capital Contributions from Authorized Participants.

(r) For each Fund, receive from Authorized Participants and process or cause the Distributor or Administrator, as applicable, to process properly submitted Redemption Orders, and thereupon cancel or cause to be cancelled, the Shares to be redeemed in connection with the Redemption Order.

(s) Cause the Trust to enter into one or more custodian agreements, including with the Sponsor, on terms and conditions acceptable to the Sponsor.

(t) Authorize the Trust, for the Trust or any Fund or Class, to enter into one or more administration, transfer agency and accounting agreements and agreements for such other services necessary or appropriate to carry out the business and affairs of the Trust with any party or parties on terms and conditions acceptable to the Sponsor, including but not limited to agreements with legal counsel and an independent registered public accounting firm.

(u) Interact with the Depository as required.

(v) Enter into the Sponsor Agreement on terms and conditions acceptable to the Sponsor.

(w) Prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests. The Sponsor shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Funds’ assets on a pro rata basis.

(x) Delegate those of its duties hereunder as it shall determine from time to time to one or more officers of the Trust, the Administrator, Distributor, Commodity Trading Advisors, Commodity Pool Operators or other Persons.

(y) Suspend purchases and/or redemptions of Shares at any time in its discretion.

(z) Cause a Fund to (i) borrow money from any person or enter into one or more credit facilities; (ii) pledge the assets of a Fund to secure such borrowings or credit facilities; or (iii) enter into repurchase agreements or reverse repurchase agreements involving instruments held by the Fund.

(aa) In general, to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by one or more of the Sponsor hereunder shall be deemed an action on behalf of the Trust or the applicable Series or Class, and not an action in an individual capacity.

Section 3. PAYMENT OF EXPENSES BY THE TRUST. The Sponsor is authorized to pay or cause to be paid out of the principal or income of the Trust any expenses of the Trust.

Section 4. TRUSTEE TERM; RESIGNATION.

(a) Wilmington Trust, National Association has been appointed and hereby agrees to serve as the Trustee of the Trust solely for purposes of satisfying the requirements of Section 3807 of the Delaware Trust Statute. The Trust shall have only one trustee unless otherwise determined by the Sponsor. The Trustee shall serve until such time as the Sponsor removes the Trustee or the Trustee resigns and a successor Trustee is appointed by the Sponsor in accordance with the terms of Section 7 of this Article.

(b) The Trustee may resign at any time upon the giving of at least sixty days’ advance written notice to the Trust; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Sponsor in accordance with Section 7 of this Article or by the Court of Chancery of the State of Delaware. If the Sponsor does not appoint a successor Trustee within such sixty day period, the Trustee may apply, at the expense of the Trust, to the Court of Chancery of the State of Delaware for the appointment of a successor Trustee.

Section 5. POWERS OF TRUSTEE. Notwithstanding any other provision of this Trust Agreement, the Trustee shall not be entitled to exercise any of the powers, nor shall the Trustee have any of the duties and responsibilities, of the Sponsor described in this Trust Agreement. The Trustee shall be a Trustee for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Delaware Trust Statute. The Trustee shall have only the rights, obligations and liabilities specifically provided for herein and shall have no implied rights, duties, obligations and liabilities with respect to the business and affairs of the Trust or any Fund. The Trustee shall have the power and authority to execute and file certificates as required by the Delaware Trust Statute and to accept service of process on the Trust in the State of Delaware. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Trust Statute.

Section 6. COMPENSATION AND EXPENSES OF THE TRUSTEE. The Trustee shall be entitled to receive from the Sponsor or an Affiliate of the Sponsor (including the Trust) reasonable compensation for its services hereunder as set forth in a separate fee agreement and shall be entitled to be reimbursed by the Sponsor or an Affiliate of the Sponsor (including the Trust) for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder.

Section 7. SUCCESSOR TRUSTEE. Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Trust Statute. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Sponsor and any fees and expenses due to the outgoing Trustee are paid or waived by the outgoing Trustee. Following compliance with the preceding sentence, the successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement.

Section 8. LIABILITY OF TRUSTEE. Except as otherwise provided in this Article III, in accepting the trust continued hereby, Wilmington Trust, National Association acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against Wilmington Trust, National Association by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust or any Fund is a party shall look only to the appropriate Fund Trust Estate for payment or satisfaction thereof. In particular, but not by way of limitation:

(a) The Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement or for the form, character, genuineness, sufficiency, value or validity of any Trust Estate or the Shares.

(b) The Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Sponsor.

(c) The Trustee shall not have any liability for the acts or omissions of the Sponsor.

(d) The Trustee shall not have any duty or obligation to supervise the performance of any obligations of the Sponsor.

(e) No provision of this Trust Agreement shall require the Trustee to act or expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that such action, repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.

(f) Under no circumstances shall the Trustee be liable for indebtedness evidenced by or other obligations of the Trust or any Fund arising under this Trust Agreement or any other agreements to which the Trust is a party.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement, or to appear in, institute, conduct or defend any action or litigation under this Trust Agreement or any other agreements to which the Trust or any Fund is a party, at the request, order or direction of the Sponsor or any Shareholders unless the Sponsor or such Shareholders have offered to Wilmington Trust, National Association (in its capacity as Trustee and individually) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by Wilmington Trust, National Association (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby.

(h) The Trustee shall not be required to take any action hereunder or otherwise if the Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Trustee or is contrary to the terms hereof or is otherwise contrary to law. (i) Whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Trust Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Trust Agreement, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Sponsor requesting instruction as to the course of action to be adopted, and, to the extent the Trustee acts in good faith in accordance with any such instruction received, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate instructions within ten calendar days of sending such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Trust Agreement, and the Trustee shall have no liability to any Person for any such action or inaction.

(i) The Trustee shall have no liability whatsoever to any Person except for its own willful misconduct or gross negligence.

(j) The Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in a Registration Statement or in any other document issued or delivered in connection with the sale or transfer of the Shares.

(k) Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of, or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge becoming payable by the Trustee under the laws of any jurisdiction or any political subdivision thereof other than the State of Delaware or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the actions of the Trustee contemplated by this Trust Agreement.

(l) The Trustee shall not be liable for punitive, exemplary, consequential or similar damages for a breach of the Trust Agreement under any circumstances.

ARTICLE IV

SHARES

Section 1. DIVISION OF BENEFICIAL INTEREST.

(a) The beneficial interests in the Trust shall at all times be divided into an unlimited number of Shares, without par value. The Sponsor may authorize the division of Shares into separate Series (which may be referred to as “Funds”) and the division of Series into separate classes of Shares (each a “Class”). The different Series shall be established and designated, and the variations in the relative rights and preferences as among the different Series and Classes shall be fixed and determined by the Sponsor.

(b) Unless the Sponsor determines otherwise, no Share shall have any priority or preference over any other Share of the same Class of a Series with respect to dividends or distributions upon termination of the Trust or of such Class or Series. Unless the Sponsor determines otherwise, all dividends and distributions shall be made ratably among all Shareholders of a particular Class of a Series from the assets held with respect to such Series according to the number of Shares of such Class of such Series held of record by such Shareholder on the record date for any dividend or distribution or on the date of termination, as the case may be. Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust or any Series. The Sponsor may from time to time divide or combine the Shares of any particular Series into a greater or lesser number of Shares of that Series.

(c) The Sponsor may issue Shares of any Fund or Class thereof for such consideration and on such terms as it may determine (or for no consideration), all without action or approval of the Shareholders thereof. All Shares when so issued on the terms determined by the Sponsor shall be fully paid and non-assessable. Every Shareholder and Beneficial Owner, by virtue of having purchased or otherwise acquired an interest in a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement.

Section 2. OWNERSHIP OF SHARES. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent for the Trust, which books shall separately record the Shares of each Series and Class. No certificates evidencing the ownership of Shares shall be issued except as the Sponsor may otherwise determine from time to time. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each Series and Class and as to the number of Shares of each Series and Class held from time to time by each Shareholder.

Section 3. STATUS OF SHARES AND LIMITATION OF PERSONAL LIABILITY.

(a) The death, incapacity, dissolution, termination or bankruptcy of a Shareholder during the existence of the Trust shall not operate to dissolve or terminate the Trust or any Series or Class thereof, nor entitle the representative of such Shareholder to an accounting or to take any action in court or elsewhere against the Trust, the Sponsor or the Trustee, but entitles such representative only to the rights of such Shareholder under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Estate or right to call for a partition or division of the same or for an accounting.

(b) The Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Shareholders shall be liable for claims against, or debts of the Trust or the applicable Fund.

(c) In addition to any other requirements of applicable law including Section 3816 of the Delaware Trust Statute, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Shareholders who (i) are not Affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding.

Section 4. ESTABLISHMENT AND DESIGNATION OF SERIES OR CLASS.

(a) The establishment and designation of any Series or Class of Shares shall be effective upon the adoption by the Sponsor of a written instrument that sets forth such establishment and designation, whether directly in such instrument or by reference to, or approval of, another document that sets forth each such Series or Class of Shares including in a Registration Statement. The relative rights and preferences of each Series and Class of Shares thereof shall be as set forth herein and as set forth in such Registration Statement, except to the extent otherwise provided in the instrument establishing such Series or Class of Shares. Each Series established pursuant to this Section 4 shall be considered separate from each other Series as set forth in this Article IV.

(b) Shares of each Series or Class established pursuant to this Section 4, except to the extent otherwise provided in the instrument establishing such Series or Class, shall have the following relative rights and preferences:

(i) The Trust Estate of each Fund shall be held in separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust and every other Series and are referred to as “assets belonging to” that Series. The assets belonging to a Series shall belong only to that Series for all purposes, and to no other Series, and shall be subject only to the rights of creditors of that Series. Any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular Series shall be allocated between and among one or more Series as the Sponsor deems fair and equitable. Each such allocation shall be conclusive and binding upon the Shareholders of all Series for all purposes, and such assets, earnings, income, profits or funds, or payments and proceeds thereof shall be referred to as assets belonging to that Series. The assets belonging to a Series shall be so recorded upon the books of the Trust, and shall be held in trust for the benefit of the Shareholders of that Series. The assets belonging to a Series shall be charged with the liabilities of that Series and all expenses, costs, charges and reserves attributable to that Series, except that liabilities, expenses, costs, charges and reserves allocated solely to a particular Class, if any, shall be borne by that Class.

(ii) The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or of any other Series and, unless otherwise provided by the Sponsor, none of the debts, liabilities, obligations, expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series. Any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as being held with respect to any particular Series shall be allocated and charged by the Sponsor to and among any one or more of the Series in such manner and on such basis as the Sponsor in its sole discretion deems fair and equitable. Notice of the contractual limitation on liabilities among Series described in the first sentence of this paragraph may, in the Sponsor’s discretion, be set forth in the Certificate of Trust of the Trust and upon the giving of such notice in the Certificate of Trust, the statutory provisions of Section 3804 of the Delaware Trust Statute relating to limitations on liabilities among Series (and the statutory effect under Section 3804 of the Delaware Trust Statute of setting forth such notice in the Certificate of Trust) shall become applicable to the Trust and each Series. Any person extending credit to, contracting with or having any claim against any Series may look only to the assets of that Series to satisfy or enforce any debt, with respect to that Series. No Shareholder or former Shareholder of any Series shall have a claim on or any right to any assets allocated or belonging to any other Series, except to the extent that such Shareholder or former Shareholder has such a claim or right hereunder as a Shareholder or former Shareholder of such other Series.

(c) Notwithstanding any other provisions of this Trust Agreement, no distribution including, without limitation, any distribution paid upon termination of the Trust or of any Series or Class with respect to, nor any redemption or repurchase of, the Shares of any Series or Class shall be effected by the Trust other than from the assets held with respect to such Series, nor shall any Shareholder of any particular Series otherwise have any right or claim against the assets held with respect to any other Series except to the extent that such Shareholder has such a right or claim hereunder as a Shareholder of such other Series. The Sponsor shall have full discretion to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding upon the Shareholders. Any Shares of a Series acquired, through purchase, exchange or otherwise, by another Series shall not be deemed cancelled, unless the Sponsor affirmatively determines otherwise.

(d) Except to the extent otherwise provided in the instrument establishing such Series, all the Shares of each particular Series shall represent an equal proportionate interest in the assets held with respect to that Series (subject to the liabilities held with respect to that Series and such rights and preferences as may have been established and designated with respect to Classes of Shares within such Series).

(e) Except to the extent otherwise provided in the instrument establishing such Series, any fractional Share of a Series shall carry proportionately all the rights and obligations of a whole Share of that Series, including rights with respect to voting, receipt of dividends and distributions, redemption of Shares and termination of the Trust.

(f) The Sponsor shall have the authority to provide that the holders of Shares of any Series shall have the right to exchange said Shares for Shares of one or more other Series of Shares in conformity with such requirements and procedures as may be established by the Sponsor.

Section 5. ESTABLISHMENT OF INITIAL FUNDS OF THE TRUST.

(a) Without limiting the authority of the Sponsor set forth in Section 4 of this Article to establish and designate any further Series without requiring an amendment of this Trust Agreement, the Sponsor hereby establishes and designates two initial series as follows:

U.S. Equity Cumulative Dividends Fund – Series 2027

U.S. Equity Ex-Dividend Fund – Series 2027

(b) The relative rights and preferences of the above Funds shall be as set forth in the Registration Statement for such Funds.

Section 6. OFFER OF SHARES, PROCEDURES FOR CREATION AND ISSUANCE OF CREATION UNITS.

(a) Subject to the Sponsor establishing alternative procedures from time to time in its sole discretion, the procedures relating to the creation and issuance of Creation Units will be set forth in the Authorized Participant Agreements and Authorized Participant Handbooks for each Fund (which may be amended from time to time in accordance with the provisions of the Authorized Participant Agreements and any such amendment will not constitute an amendment of this Trust Agreement), and will govern the Trust with respect to the creation and issuance of Creation Units. The number of Creation Units which may be issued by each Fund is limited only by the number of outstanding Shares of a Fund or the Trust, as the case may be, that are registered for sale with the SEC. Unless the Sponsor determines otherwise, certificates for Creation Units will not be issued.

(b) Rejection. For each Fund, the Sponsor shall have the absolute right, but shall have no obligation, to reject any Creation Unit Capital Contribution.

Section 7. DISTRIBUTIONS.

Distributions on Shares may be paid with such frequency as the Sponsor may determine, which may be daily or otherwise, to the Shareholders, from such of the income and capital gains, accrued or realized, from each Trust Estate, after providing for actual and accrued liabilities. Except to the extent the Sponsor otherwise determines, all distributions on Shares thereof shall be distributed pro rata to the Shareholders in proportion to the total outstanding Shares held by such Shareholders at the date and time of record established for the payment of such distribution. Such distributions may be made in cash or Shares as determined by the Sponsor or pursuant to any program that the Sponsor may have in effect at the time for the election by each Shareholder of the mode of the making of such distribution to that Shareholder. Nothing in this Section 7 shall obligate the Sponsor to cause the Trust to make any distributions.

Section 8. ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Shareholders among themselves, the Trust’s Net Income and Net Loss shall be allocated among the Shareholders in each fiscal year or other applicable period (or portion thereof) as provided herein below.

(a) Net Income and Net Loss. After giving effect to the allocations set forth in this Article IV Section 8(c), Net Income or Net Loss for each fiscal year or other applicable period shall be allocated to the Shareholders in accordance with their respective Percentage Interests.

(b) Allocation upon Termination. With respect to all Article IV Section 8(a) allocations following a Liquidation Date, such allocations shall be made after Capital Account balances have been adjusted by all other allocations provided under this Article IV Section 8 and after giving effect to all distributions during such fiscal year or other applicable period; provided, however, that solely for purposes of this Article IV Section 8(b), Capital Accounts shall not be adjusted for distributions made pursuant to Article X Section 1.

(c) Required Allocations. Notwithstanding any other provision of this Article IV Section 8, the following special allocations shall be made for such taxable period:

(i) Trust Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV Section 8, if there is a net decrease in Trust Minimum Gain during any Trust fiscal year or other applicable period, then, subject to the exceptions set forth in Treasury Regulations Sections 1.704-2(f)(2), (3), (4) and (5), each Shareholder shall be allocated items of Trust income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Shareholder’s share of Trust Minimum Gain, as determined in accordance with Treasury Regulations Section 1.704-2(g). This Article IV Section 8(c)(i) is intended to comply with the Trust Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Shareholder Minimum Gain. Notwithstanding the other provisions of this Article IV Section 8 (other than Article IV Section 8(c)(i)), if there is a net decrease in Shareholder Minimum Gain attributable to a Shareholder Nonrecourse Debt during any Trust fiscal year or other applicable period, then, subject to the exception set forth in Treasury Regulations Section 1.704-2(i)(4), each Shareholder with a share of Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of Trust income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4). This Article IV Section 8(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. Notwithstanding any other provision of this Article IV Section 8 (other than Article IV Section 8(c)(i) and (ii)), in the event any Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that cause an increase in an Adjusted Capital Account deficit of such Shareholder, items of Trust income and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance in its Adjusted Capital Account. This Article IV Section 8(c)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) No Excess Deficit. To the extent that any Shareholder has or would have, as a result of an allocation of Net Loss (or item thereof), an Adjusted Capital Account deficit, such amount of Net Loss (or item thereof) shall be allocated to the other Shareholders in accordance with this Article IV Section 8, but in a manner which will not produce an Adjusted Capital Account deficit as to any such Shareholder. To the extent such allocation would result in all Shareholders having Adjusted Capital Account deficits, such Net Loss (or item thereof) shall be allocated in accordance with Article IV Section 8(a). Any allocations of Net Loss (or item thereof) pursuant to this Article IV Section 8(c)(iv) shall be reversed with a corresponding amount of Net Profits in subsequent years.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Shareholders in accordance with their respective Percentage Interests. If the Sponsor determines that the Trust’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Sponsor is authorized, upon notice to the other Shareholders, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Shareholder Nonrecourse Deductions. Shareholder Nonrecourse Deductions for any taxable period shall be allocated 100% to the Shareholder that bears the economic risk of loss with respect to the Shareholder Nonrecourse Debt to which such Shareholder Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Trust described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Shareholders in a manner chosen by the Sponsor and consistent with such Treasury Regulation.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Trust asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Shareholders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Shareholders that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Trust income, gain, loss or deduction pursuant to this Article IV Section 8 (c)(ix). Therefore, notwithstanding any other provision of this Article IV Section 8 (other than the Required Allocations), the Sponsor shall make such offsetting special allocations of Trust income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Shareholder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Shareholder would have had if the Required Allocations were not part of this Trust Agreement and all Trust items were allocated pursuant to the economic agreement among the Shareholders.

(B) The Sponsor shall, with respect to each fiscal year or other applicable period, (1) apply the provisions of Article IV Section 8(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Article IV Section 8 (c)(ix)(A) among the Shareholders in a manner that is likely to minimize such economic distortions.

Section 9. ALLOCATIONS FOR TAX PURPOSES.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Shareholders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Article IV Section 8.

(b) In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Trust shall solely for federal income tax purposes, be allocated among the Shareholders so as to take into account any variation between the adjusted basis of such property to the Trust for federal income tax purposes and the initial Gross Asset Value. If the Gross Asset Value of any Trust asset is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Trust asset shall take into account any variation between the adjusted basis of such Trust Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. In furtherance of the foregoing, the Trust shall employ any method under Section 704(c) of the Code selected by the Sponsor. The Sponsor, in an attempt to eliminate book-tax disparities, expects items of income, gain, or loss will be allocated for U.S. federal income tax purposes among the Shareholders under the principles of the remedial method of Treasury Regulations Section 1.704-3(d). Allocations pursuant to this Section 9(b) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Shareholder’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Trust Agreement.

(c) For the proper administration of the Trust and for the preservation of uniformity of the Shares (or any class or classes thereof), the Sponsor shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; (iii) amend the provisions of this Trust Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Shares (or any class or classes thereof); and (iv) adopt and employ such methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Trust Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Shareholders, (E) the provision of tax information and reports to the Shareholders, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Shares, (J) tax compliance and other tax-related requirements, including the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Trust Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Shares within a class. The Sponsor may adopt such conventions, make such allocations and make such amendments to this Trust Agreement as provided in this Article IV Section 9(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Shareholders, the holders of any class or classes of Shares issued and Outstanding or the Trust, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) All items of income, gain, loss, deduction and credit recognized by the Trust for federal income tax purposes and allocated to the Shareholders in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Trust; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Sponsor) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) In the event the Trust becomes listed on an Exchange or other major exchange, unless the Sponsor determines otherwise, each item of Trust income, gain, loss and deduction shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Shareholders as of the opening of such Exchange on the first business day of each month; provided, however, such items for the period beginning on the closing date and ending on the last day of the month in which the option closing date or the expiration of the over-allotment option occurs shall be allocated to the Shareholders as of the opening of such Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Trust or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Sponsor, shall be allocated to the Shareholders as of the opening of Exchange on the first business day of the month in which such gain or loss is recognized for federal income tax purposes. The Sponsor may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(f) Allocations that would otherwise be made to a Shareholder under the provisions of this Article IV shall instead be made to the Beneficial Owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Trust in accordance with Section 6031(c) of the Code or any other method determined by the Sponsor.

ARTICLE V

OFFICERS

Section 1. APPOINTMENT OF OFFICERS.

The Sponsor may appoint officers, who shall be agents of the Trust with such titles and duties as the Sponsor shall specify. Any number of offices may be held by the same person. Each officer of the Trust shall be appointed by the Sponsor, and each shall serve at the pleasure of the Sponsor, subject to the rights, if any, an officer may have under any contract of employment.

Section 2. REMOVAL AND RESIGNATION OF OFFICERS. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Sponsor. Any officer may resign at any time by giving written notice to the Trust. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Trust under any contract to which the officer is a party.

Section 3. AUTHORITY TO ACT. Subject to the supervision and oversight of the Sponsor, the officers of the Trust are delegated the authority to act on behalf of the Trust consistent with the parameters and powers of their position as outlined from time to time by the Sponsor, including to prepare, negotiate, deliver and execute documents, agreements, plans, registration statements, any and all applications for exemptive orders, and any amendments or supplements thereto, that the officers or any of them believe, with advice of counsel, are necessary or desirable for the Trust.

ARTICLE VI

LIMITATION OF LIABILITY, FIDUCIARY DUTY AND INDEMNITY

Section 1. LIABILITY OF COVERED PERSONS. A Covered Person shall have no liability to the Trust, any Fund or to any Shareholder or Beneficial Owner or other Covered Person for any loss suffered by the Trust or any Fund which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust or the applicable Fund and such course of conduct did not constitute gross negligence or willful misconduct of such Covered Person. Subject to the foregoing, neither the Sponsor nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Shareholder or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Trust Agreement shall be made solely from the assets of the applicable Fund without any rights of contribution from the Sponsor or any other Covered Person.

Section 2. FIDUCIARY DUTY OF COVERED PERSONS.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Funds, the Shareholders or to any other Person, a Covered Person acting under this Trust Agreement shall not be liable to the Trust, the Funds, the Shareholders or to any other Person for its good faith reliance on the provisions of this Trust Agreement. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity are agreed by the parties hereto and the Shareholders to replace such other duties and liabilities of such Covered Person. To the fullest extent permitted by law, no Person other than the Sponsor and the Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust, the Shareholders or any other Person.

(b) Unless otherwise expressly provided herein: (i) whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust, the Trustee or any Shareholder or any other Person, on the other hand; or (ii) whenever this Trust Agreement or any other agreement contemplated herein or therein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c) The Sponsor and any Affiliate of the Sponsor may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholder shall have any rights or obligations by virtue of this Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Shareholders or any Affiliate of the Trust or the Shareholders.

(d) To the fullest extent permitted by law and notwithstanding any other provision of this Trust Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Trust Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Trust Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

Section 3. COMPENSATION TO THE SPONSOR. The Sponsor shall be entitled to compensation for its services as Sponsor of the Trust as set forth in the Sponsor Agreement.

Section 4. OTHER BUSINESS OF SHAREHOLDERS. Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, employee or other person holding a legal or beneficial interest in an entity which is a Shareholder, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the business of the Trust, shall not be deemed wrongful or improper.

Section 5. INDEMNIFICATION OF COVERED PERSONS.

(a) The Trust (or, in furtherance of Article IV Section 4(b)(ii), any Fund separately to the extent the matter in question relates to a Fund or is otherwise disproportionate) shall indemnify and hold harmless each Covered Person against all claims, losses, liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person, in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Covered Person or by reason of his or her being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders by reason of willful misconduct or gross negligence of such Covered Person.

(b) Expenses, including counsel fees, so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties) shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Section.

Section 6. OTHER CONTRACTUAL RIGHTS. Nothing contained in Section 5 shall affect any right to indemnification to which persons other than Sponsor and officers of this Trust may be separately entitled by contract or otherwise.

ARTICLE VII

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

Section 1. VOTING POWERS.

(a) Except as required under applicable federal law or under the rules or regulations of an Exchange, the Shareholders shall have no voting rights hereunder (including with respect to mergers, consolidations or conversions of the Trust or transfers to or domestication in any jurisdiction by the Trust or any other matters that under the Delaware Trust Statute default voting rights are provided to holders of beneficial interests). The Shareholders shall have the right to vote on other matters only as the Sponsor may consider desirable and so authorize in its sole discretion. To the extent that federal or Delaware law is amended, modified or interpreted by rule, regulation, order, or no-action letter to (on a mandatory basis) expand, eliminate or limit Shareholders’ right to vote on any specific matter, the Shareholders’ right to vote shall be deemed to be amended, modified or interpreted in accordance therewith without further approval by the Sponsor or the Shareholders.

(b) On each matter, if any, submitted to a vote of Shareholders, unless the Sponsor determines otherwise, all Shares of all Series and Classes shall vote together as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Series or Class is required by applicable law or is required by attributes applicable to any Series or Class, such requirements as to a separate vote by that Series or Class shall apply; (ii) unless the Sponsor determines that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Series or Class and the interests of each such Series or Class in the matter are identical, then the Shares of all such affected Series or Classes shall vote together as a single class; and (iii) as to any matter which does not affect the interests of a particular Series or Class, only the holders of Shares of the one or more affected Series or Classes shall be entitled to vote. As determined by the Sponsor, in its sole discretion, without the vote or consent of Shareholders, on any matter submitted to a vote of Shareholders either (i) each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote or (ii) each dollar of Net Asset Value (number of Shares owned times Net Asset Value per share of the Trust, if no Series shall have been established or of such Series or Class, as applicable) shall be entitled to one vote on any matter on which such Shares are entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. Without limiting the power of the Sponsor in any way to designate otherwise in accordance with the preceding sentence, the Sponsor hereby establishes that each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote. Shares may be voted in person or by proxy or in any manner determined by the Sponsor.

Section 2. VOTING POWER AND MEETINGS. Meetings of the Shareholders may be called by the Sponsor for such purposes as may be prescribed by law or by this Trust Agreement.

Section 3. PLACE OF MEETINGS. A meeting of Shareholders shall be held at any place designated by the Sponsor or an officer of the Trust.

Section 4. NOTICE OF SHAREHOLDERS’ MEETING. All notices of meetings of Shareholders shall be sent or otherwise given to each Shareholder of record not less than seven nor more than one hundred and twenty (120) days before the date of the meeting in the manner determined by the Sponsor. The notice shall specify: (a) the place, date and hour of the meeting; and (b) the general nature of the business to be transacted.

Section 5. ADJOURNED MEETING; NOTICE. Any Shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time by the Sponsor or by the vote of a majority of the Shares of the Class, Series or Trust, as the case may be, represented at that meeting, either in person or by proxy. When any meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting at which the adjournment is taken, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than sixty days from the date set for the original meeting, in which case the Sponsor shall set a new record date. Notice of any such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting.

Section 6. VOTING PROCEDURE. The Trust shall be authorized to solicit, and a Shareholder shall be entitled to submit a proxy ballot containing the voting instructions of such Shareholder, in person, or by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media, provided however, that the Sponsor or an officer of the Trust may limit or delineate the types of media and methods by which a Shareholder may submit voting instructions. On any matter any Shareholder may vote part of the Shares in favor of the proposal and refrain from voting the remaining Shares or vote them against the proposal, but if the Shareholder fails to specify the number of Shares which the Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to the total Shares that the Shareholder is entitled to vote on such proposal.

Section 7. QUORUM AND REQUIRED VOTE. Except when a larger quorum is required by applicable law or by this Trust Agreement, the presence (in person or by ballot) of thirty-three and one-third percent (33 1/3%) of the Shares entitled to vote shall constitute a quorum at a Shareholders’ meeting. When any one or more Series or Classes is to vote as a single Class separate from any other Shares, thirty-three and one-third percent (33 1/3%) of the Shares of each such Series or Classes entitled to vote shall constitute a quorum at a Shareholder’s meeting of that Series or Class. Any meeting of Shareholders may be adjourned consistent with the provisions of Section 5 above, whether or not a quorum is present. When a quorum is present at any meeting, a majority of the Shares represented at the meeting shall decide any questions except when a different vote is required by any provision of this Trust Agreement or by applicable law.

Section 8. ACTION BY WRITTEN CONSENT. Any action taken by Shareholders may be taken without a meeting if Shareholders holding a majority of the Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of this Trust Agreement or federal law) or holding a majority (or such larger proportion as aforesaid) of the Shares of any Series or Class entitled to vote separately on the matter consent to the action in writing or by other electronic means (such as via telephone or the internet) and such written consent or a record of such electronic consent is filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

Section 9. RECORD DATES. For the purpose of determining the Shareholders of any Series or Class who are entitled to vote or act at any meeting or any adjournment thereof, the Sponsor may from time to time fix a date, which shall be not more than one-hundred and twenty (120) days before the date of any meeting of Shareholders, as the record date for determining the Shareholders of such Series or Class having the right to notice of and to vote at such meeting and any adjournment thereof, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of Shares on the books of the Trust after the record date. For the purpose of determining the Shareholders of any Series or Class who are entitled to receive payment of any dividend or of any other distribution, the Sponsor may from time to time fix a date, which shall be before the date for the payment of such dividend or such other payment, as the record date for determining the Shareholders of such Series or Class having the right to receive such dividend or distribution. Without fixing a record date the Sponsor may for voting and/or distribution purposes close the register or transfer books for one or more Series for all or any part of the period between a record date and a meeting of Shareholders or the payment of a distribution. Nothing in this Section shall be construed as precluding the Sponsor from setting different record dates for different Series or Classes.

Section 10. WAIVER OF NOTICE BY CONSENT OF ABSENT SHAREHOLDERS. Any Shareholder may waive notice, which waiver may be submitted by U.S. mail, overnight mail, express mail, telephone, electronic mail, telefacsimile, telegraph, internet or other electronic media. The waiver of notice need not specify either the business to be transacted or the purpose of any meeting of Shareholders. Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the beginning of the meeting.

Section 11. PROXIES. Every person entitled to vote on any matter shall have the right to do so either in person or by one or more agents authorized by a written or electronic proxy authorized by the person and filed with the Sponsor. A proxy shall be deemed authorized if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telephonic or internet transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A validly authorized proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy by a writing delivered to the Trust stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing that proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted; provided however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy unless otherwise provided in the proxy.

ARTICLE VIII

RECORDS AND REPORTS

Section 1. MAINTENANCE OF SHARE REGISTER. The Trust shall keep at its principal office or at the office of its transfer agent or registrar, if either be appointed and as determined by the Sponsor, a record of its Shareholders, containing the names and addresses of all Shareholders and the number and Series of Shares held by each Shareholder.

Section 2. MAINTENANCE OF OTHER RECORDS. The accounting books and records and minutes of proceedings of the Shareholders and the Sponsor shall be kept at such place or places designated by the Sponsor or in the absence of such designation, at the principal office of the Trust. The minutes shall be kept in written form and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form.

ARTICLE IX

REDEMPTIONS

Section 1. REDEMPTION OF CREATION UNITS.

(a) Subject to the Sponsor establishing alternative procedures from time to time in its sole discretion, the procedures relating to the redemption of Creation Units are fully set forth in Authorized Participant Agreements and Authorized Participant Handbook for each Fund (which may be amended from time to time in accordance with the provisions of the Authorized Participant Agreement and any such amendment shall not constitute an amendment of this Trust Agreement), and will govern the Trust with respect to redemption of Creation Units.

(b) Subject to deduction of any tax or other governmental charges due thereon, and subject to the Sponsor’s establishment of alternative procedures, the Redemption Distribution shall consist of cash or other assets to the extent permitted in the Registration Statement or an Authorized Participant Agreement in an amount equal to the Net Asset Value per Creation Unit of a Fund multiplied by the number of Creation Unit(s) of such Fund requested in the Authorized Participant’s redemption order as of the time of the calculation of such Fund’s Net Asset Value per Share on the date the redemption order is placed.

(c) The Sponsor may, in its sole discretion, suspend the right of redemption, or postpone any redemption settlement date.

ARTICLE X

MISCELLANEOUS

Section 1. TERMINATION OF TRUST, SERIES OR CLASS.

(a) Unless terminated as provided herein, the Trust, and any Series or Class thereof, shall continue without limitation of time. The Trust, or any Series or Class thereof, may be dissolved at any time and for any reason by the Sponsor with written notice to the Shareholders.

(b) Upon dissolution of the Trust (or any Series or Class, as the case may be), after paying or making reasonable provision for all charges, taxes, expenses, claims and liabilities of the Trust, or severally, with respect to each Series or Class (or the applicable Series or Class, as the case may be), whether due or accrued or anticipated as may be determined by the Sponsor and otherwise complying with Section 3808 of the Delaware Trust Statute, the Trust shall, in accordance with the Delaware Trust Statute and such procedures as the Sponsor considers appropriate, distribute the remaining assets in kind or reduce the remaining assets held, severally, with respect to each Series or Class (or the applicable Series or Class, as the case may be), to distributable form in cash or Shares or other securities, or any combination thereof, and distribute the proceeds held with respect to each Series or Class (or the applicable Series or Class, as the case may be), to the Shareholders of that Series or Class, as a Series or Class, ratably according to the number of Shares of that Series or Class held by the several Shareholders on the date of termination.

(c) Upon the completion of the winding up of the Trust in accordance with the Delaware Trust Statute and this Trust Agreement, the Sponsor shall cause the Trustee to file a certificate of cancellation with the Secretary of State of the State of Delaware in accordance with the provisions of Section 3810 of the Delaware Trust Statute and thereupon, the Trust and this Trust Agreement (other than Article VI Section 5) shall terminate. The provisions of Article VI Section 5 shall survive the termination of the Trust.

Section 2. MERGER AND CONSOLIDATION. The Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) a Series of the Trust to be consolidated with, or to sell all or substantially all of its assets to, another Series of the Trust or another series of another trust or company; (iii) the Shares of a Class of a Series to be converted into another Class of the same Series; (iv) the Shares of the Trust or any Series to be converted into beneficial interests in another statutory trust (or series thereof); or (v) the Shares of the Trust or any Series to be exchanged for shares in another trust or company under or pursuant to any state or federal statute to the extent permitted by law.

For the avoidance of doubt, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i) – (v) above without any vote or other action of the Shareholders.

Section 3. FILING OF COPIES, REFERENCES AND HEADINGS. The original or a copy of this Trust Agreement and of each restatement and/or amendment hereto shall be kept at the office of the Trust where it may be inspected by any Shareholder. Anyone dealing with the Trust may rely on a certificate by an officer of the Sponsor as to whether or not any such restatements and/or amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Sponsor to be a copy of this instrument or of any such restatements and/or amendments. In this instrument and in any such restatements and/or amendment, references to this Trust Agreement, and all expressions like “herein”, “hereof” and “hereunder”, shall be deemed to refer to this instrument as amended or affected by any such restatements and/or amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. Whenever the singular number is used herein, the same shall include the plural; and the neuter, masculine and feminine genders shall include each other, as applicable. This Trust Agreement may be executed in any number of counterparts each of which shall be deemed an original.

Section 4. APPLICABLE LAW. The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Article X Section 4, and provided, further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Sponsor, the Shareholders or this Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts that relate to or regulate in a manner inconsistent with the terms hereof:    (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, but subject to Article II Sections 4 and 5, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. Subject to Article II Sections 4 and 5, the Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

Section 5. PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS.

(a) The provisions of this Trust Agreement are severable, and if the Sponsor determines, with the advice of counsel, that any of such provisions are in conflict with any other applicable laws and regulations, the conflicting provision(s) shall be deemed never to have constituted a part of the Trust Agreement; provided, however, that such determination shall not affect any of the remaining provisions of the Trust Agreement or render invalid any action taken or omitted prior to such determination.

(b) If any provision of the Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of the Trust Agreement in any jurisdiction.

Section 6. STATUTORY TRUST ONLY. It is the intention of the parties hereto to create a statutory trust pursuant to the Delaware Trust Statute. It is not the intention of the parties hereto to create a general partnership, limited partnership, joint stock association, corporation, bailment, or any form of legal relationship other than a statutory trust pursuant to the Delaware Trust Statute. Nothing in this Trust Agreement shall be construed to make the Shareholders, either by themselves or with the Trustee and the Sponsor, partners or members of a joint stock association.

Section 7. CONTRACTS AND INSTRUMENTS; HOW EXECUTED. The Sponsor may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Trust and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Sponsor or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Trust by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 8. FISCAL YEAR. The fiscal year of the Trust and of each Series shall be fixed and refixed or changed from time to time by resolution of the Sponsor.

Section 9. COUNTERPARTS. The Trust Agreement may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

ARTICLE XI

AMENDMENT

Section 1. AMENDMENT. This Trust Agreement may be amended without Shareholder approval, and all Shareholders purchase Shares with notice that it may be so amended except to the extent expressly required under Delaware or applicable federal law. The Sponsor may, without any Shareholder vote, amend or otherwise supplement this Trust Agreement by making an amendment, a trust instrument supplemental hereto or an amended and restated Trust Agreement; provided, that Shareholders shall have the right to vote on any amendment if expressly required under Delaware or federal law or rules or regulations under an Exchange, or submitted to them by the Sponsor in its sole discretion; and provided, further, that no amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. No amendment shall be made to this Trust Agreement without the consent of the Trustee if the Trustee reasonably believes that such amendment adversely affects any of its rights, duties or liabilities. The Trustee shall be under no obligation to execute any amendment to the Trust Agreement or to any agreement to which the Trust is a party until it has received an instruction letter from the Sponsor, in form and substance reasonably satisfactory to the Trustee (i) directing the Trustee to execute such amendment, (ii) representing and warranting to the Trustee that such execution is authorized and permitted by the terms of the Trust Agreement and (if applicable) such other agreement to which the Trust is a party and does not conflict with or violate any other agreement to which the Trust is a party and (iii) confirming that such execution and acts related thereto are covered by the indemnity provisions of the Trust Agreement in favor of the Trustee and do not adversely affect the Trustee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto do hereby make and enter into this Fourth Amended and Restated Declaration of Trust as of the date first-above written.

METAURUS ADVISORS LLC as Sponsor

By:	/s/ Richard P. Sandulli
Name: Richard P. Sandulli
Title: Co-CEO

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President